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                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT





                                 BY AND BETWEEN





                           EAST WEST HERBS (USA) LTD.


                                       AND


                                PARACELSIAN, INC.




                            DATED AS OF JUNE 28, 2002




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


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "AGREEMENT"), dated as of June 28, 2002, is entered into by and between East West Herbs (USA) Ltd., a Delaware corporation ("SELLER"), and Paracelsian, Inc., a Delaware corporation ("PURCHASER").


                                   WITNESSETH:

         WHEREAS, Seller is engaged in the business of marketing, selling and distributing (a) herbs (including without limitation "The Three Treasures" and "Women's Treasure" lines of herbs manufactured by East West Natural Health, Ltd., a corporation organized and existing under the laws of England), (b) acupuncture supplies, (c) marketing newsletters (including without limitation "Three Treasures NewsLetter" and "East West Herbs Update"), and (d) textbooks and educational services (including without limitation seminars and free phone-based technical support), to health practitioners and distribution companies throughout North America (the "BUSINESS"); and

         WHEREAS, Purchaser, East West Herbs Limited, a corporation organized and existing under the laws of England with a registered office of 4 Charter House Square, London, England EC1M 6EN and registered number 2241037 ("PARENT"), and Robert Eric Miller, an individual residing at Old Clock Cottage, Swerford, Oxon, OX7 4BQ, England ("MILLER"), are parties to that certain Workout Agreement dated May 7, 1999 and Parent and Purchaser are parties to that certain 1996 Secured Loan Agreement referred to in said Workout Agreement (collectively, the "LOAN AGREEMENT"), pursuant to which Parent is obligated to pay to Purchaser a remaining balance of approximately $383,450, plus interest, all as more fully set forth in the Loan Agreement, and Miller is a guarantor of such obligations of Parent; and

         WHEREAS, the status and collectibility of the Loan Agreement is uncertain; and

         WHEREAS, Seller is a wholly-owned subsidiary of Parent; and

         WHEREAS, until recently, Miller was a principal of Parent; and

         WHEREAS, Seller and Parent desire to restructure Parent's remaining obligations under the Loan Agreement by causing (a) Seller to sell to Purchaser certain of Seller's assets and properties, and (b) Miller to execute and deliver to Purchaser a promissory note in substantially the form attached hereto as EXHIBIT A (the "NOTE"), in consideration for Purchaser agreeing to (x) assign to Seller its entire interest in the Loan Agreement, and (y) release Miller from his obligations under the Loan Agreement, all as more fully set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:



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

          1. PURCHASE AND SALE OF ASSETS.

         Upon the terms and conditions set forth herein, effective at the Closing, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser or its assignee, and, effective at the Closing, Purchaser or its assignee hereby purchases and accepts, Seller's entire right, title and interest in and to the following assets and properties of the Business (the "PURCHASED ASSETS"), free and clear of any and all liens, claims, charges, security interests, litigation and encumbrances of any kind or nature (collectively, "LIENS"), except for such Liens as are listed on SCHEDULE 1:

     (a) The Distribution Agreement, effective as of March 23, 2001, by and between Seller and East West Natural Health Ltd. and all similar licenses, franchises and distribution agreements (the "ASSUMED CONTRACTS");

     (b) All items of inventory (including without limitation all raw materials, works in process and finished products) owned or held by Seller, wherever the same may be located;

     (c) All equipment, furniture, fixtures, machinery, vehicles and other tangible personal property owned or held by Seller;

     (d) All accounts, accounts receivable, rights to payment and rebates receivable of Seller;

     (e) All credits, claims for refund and security or other deposits made by Seller to any other person and prepaid expenses, deferred charges and advance payments arising from or in connection with, or related to, the Purchased Assets;

     (f) All general intangibles and intangible property of Seller, including without limitation all intellectual property rights of Seller and all goodwill associated with the Business;

     (g) All rights under confidentiality, nondisclosure and similar agreements that benefit Seller; and

     (h) All books and records relating to the foregoing (including without limitation all customers lists and customer information).

     2. ASSUMED LIABILITIES.

         Effective upon completion of the Closing, Purchaser hereby assumes and, for those liabilities not immediately payable, shall be responsible for those liabilities of Seller listed on SCHEDULE 2, and no other obligations or liabilities of Seller (collectively, the "ASSUMED LIABILITIES"). From and for a period of 30 days after the Closing, Seller shall cooperate and assist Purchaser with Purchaser's effort to obtain a replacement loan, line of credit or other credit facility with respect to the assumed credit card liabilities of Seller and its employees and affiliates identified in Item 2 of SCHEDULE 2.
Notwithstanding anything to the contrary set forth in this Agreement or otherwise, Purchaser shall not assume or be responsible for any other obligations or Liabilities (as defined in Section 5(f)) of Seller or any obligations or Liabilities of Parent or Miller, including without limitation, any Liabilities relating to employees, consultants or independent contractors of Seller or employee benefits (collectively, the "EXCLUDED LIABILITIES").


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

     3. ASSIGNMENT OF LOAN AGREEMENT.

         Upon the terms and conditions set forth herein, in consideration of the sale of the Purchased Assets, Purchaser shall assign to Seller, and Seller shall accept from Purchaser, effective at the Closing, Purchaser's entire right, title and interest in and to the Loan Agreement.

     4. RELEASE OF INDEBTEDNESS.

         In consideration of the purchase and sale of the Purchased Assets, effective upon completion of the Closing, (a) Purchaser hereby irrevocably and unconditionally releases and discharges Miller from his obligations under the Loan Agreement, and (b) Seller and, at the direction of the Seller, Miller each hereby irrevocably and unconditionally releases Purchaser, its affiliates and their respective heirs, successors and assigns from any Liability, whether absolute or contingent, at law or in equity (including, without limitation, any Liability relating to an Assumed Contract or to which Purchaser might be deemed to be subject by operation of Law (as defined in Section 5(c)); PROVIDED, HOWEVER, that the foregoing release shall not be deemed to apply to any of the Assumed Liabilities or any of party's rights, or any of the obligations of any party, under or in connection with this Agreement or the Note.

     5. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

            (a) Seller is a corporation, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as presently conducted. Seller is a wholly-owned subsidiary of Parent.

            (b) Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement has been duly authorized by all necessary corporate action on the part of Seller. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by the Board of Directors and sole shareholder of Seller and no other corporate or other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

            (c) The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Seller or of any law, rule or regulation (whether federal, state, local, foreign or supranational) (collectively, "LAWS") applicable to Seller, the Purchased Assets or the Business, (ii) result in any violation of, or constitute (with or without notice or lapse of time or both) a default under, or, as applicable, give rise to the creation of any Lien, upon any of the Purchased Assets or the Business or to a third-party right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under



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any of the terms,  conditions or provisions  of any Assumed  Contract,  or (iii)
violate any Law, order or decree applicable to or binding on Seller or any of the Purchased Assets.

            (d) No consent,  approval,  authorization,  license, order or permit of, or declaration, filing or registration with, or notification to, any national, state, local, foreign or international governmental authority (including without limitation any custodian, receiver, trustee or other similar official appointed to take control of the assets or properties of Parent) is required to be made or obtained in connection with the execution, delivery and performance of this Agreement or the Note or the consummation of the transactions contemplated hereby or thereby, except for those consents, approvals and notifications which have already been acquired or made and except for approval of the liquidator of Parent. No consent or approval of, or notification to, any person or entity is required to be made or obtained in order for Seller to transfer the Assumed Contracts to Purchaser, or for Seller to perform its other obligations hereunder, except for those consents, approvals and notifications which have already been acquired or made.

            (e) Seller has good and marketable title to the Purchased Assets, free and clear of all Liens of any kind or nature, except for such Liens as are listed on SCHEDULE 1. The Purchased Assets are useable in the conduct of the Business and are sufficient for the continued conduct of the Business after the date hereof in substantially the same manner as conducted prior to the date hereof.

            (f) Other than the Assumed Liabilities, a list of which is attached hereto as SCHEDULE 2, and liabilities for unpaid taxes and trade payables in an aggregate amount not to exceed US $2,500, a list of which is attached hereto as
SCHEDULE 5(F), Seller has no other liabilities of any kind or nature, including without limitation any actions, causes of action, obligations, judgments, suits, debts, attorneys' fees, costs, sums of money, accounts, options, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, losses, claims, damages, liabilities, expenses, obligations, extents, executions, claims and demands, in law or in equity, whether known or unknown, and whether absolute, contingent or otherwise
(collectively, "LIABILITIES"). Such Liabilities do not exceed Seller's cash reserves.

            (g) There are no claims, demands, actions, proceedings or appeals, whether civil or criminal, administrative or otherwise, by or relating to Seller, any of the Purchased Assets, the Business or the ability of Seller to perform any of its obligations contemplated by this Agreement that are pending or, to the knowledge of Seller, threatened. Seller is not in default with respect to any governmental order or decree.

            (h) Seller has not received any written notice to the effect that, with respect to the operation of the Business or the ownership of the Purchased Assets, (i) Seller is not currently in compliance with any applicable Laws, or
(ii) any currently existing circumstances are likely to result in a failure of Seller to comply with, or a violation by Seller of, any applicable Laws (including without limitation environmental and food and drug laws). To the knowledge of Seller, the Business is in compliance with all applicable Laws. Neither Seller nor any of its employees or agents is obligated to hold any licenses or other governmental approvals with respect to the operation of the Business or the use or ownership of the Purchased Assets, except that Seller has been obligated to obtain a business license from the City of Emeryville.



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

            (i) SCHEDULE 5(I) hereto sets forth a list of all of the Assumed Contracts. The Assumed Contracts are valid and enforceable against Seller in accordance with their terms. Neither Seller nor, to the knowledge of Seller, any other party thereto is in default in the performance, observance or fulfillment of any obligation under any Assumed Contract and, to the knowledge of Seller, no event has occurred that, with or without the giving of notice or lapse of time or both or the occurrence of any event, condition or circumstance, would constitute a default thereunder. Seller has not given or incurred any guarantee, indemnity, bond, indebtedness, letter of comfort or encumbrance or other similar obligation which relates to debts or other Liabilities, whether actual or contingent.

            (j) Seller does not own any real property. The Lease pursuant to which Seller leases its office, warehouse and other properties at 1440 62nd Street, Emeryville, California 94608-2036 (the "LEASED PROPERTY") is in full force and effect and is valid, binding and enforceable in accordance with its terms. Seller is in compliance with all covenants, commitments and obligations on its part to be performed or observed under the Lease and, to the knowledge of Seller, no other party to the Lease is not in compliance in all respects with all of its commitments and obligations. Seller has not received any written notice of a default by Seller (that has not been cured) under the Lease, and, to the knowledge of Seller, no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under the Lease on the part of Seller or on the part of any other party. Seller has not subleased, assigned, mortgaged, pledged or otherwise encumbered its interest under the Lease or entered into any license, sublease or occupancy agreement with respect to the Leased Property.

            (k) SCHEDULE 5(K) hereto contains a table showing a complete list of all of Seller's employees, their job titles, approximate length of service, compensation level and bonus schemes.

            (l) Seller has duly filed with the appropriate tax authorities all tax returns required to be filed by Seller, and all such tax returns are true and accurate. Seller has paid in full all taxes that are due and payable by Seller. There is no audit or other matter in controversy with respect to any taxes due and owing by Seller, and there is no tax deficiency or claim assessed or, to the knowledge of Seller, threatened in writing against Seller. Seller has withheld all taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and such withheld taxes have been paid to the proper governmental authority. No claim has been made in writing by any authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. The unpaid taxes of Seller do not exceed the reserve set forth on Seller's financial statements and do not exceed such reserve as adjusted for the passage of time through the date hereof in accordance with Seller's past custom and practice in filing its tax returns (for this purpose treating the date hereof as the close of the taxable year).

            (m) SCHEDULE 5(M) hereto sets forth a complete and accurate list of the names of Seller's fifty largest customers for the twelve-month period ending on December 31, 2001, in each case showing the approximate aggregate total sales by Seller to each such customer during such period. None of the customers identified on SCHEDULE 5(M) hereto have notified Seller that they intend to terminate their relationship with Seller.



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            (n) No  broker,  finder  or  investment  banker is  entitled  to any
brokerage,   finder's  or  other  fee  or  commission  in  connection  with  the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its affiliates for which Purchaser or any of its affiliates will have any Liability.

          6. REPRESENTATIONS AND WARRANTIES OF PURCHASER.


            (a) Purchaser is a corporation, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.

            (b) Purchaser has the requisite corporate power and authority to execute and to deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by Purchaser's Board of Directors and no other corporate or other action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            (c) The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby will not
(i) conflict with or violate any provision of the certificate of incorporation or by-laws of Purchaser, or (iii) violate any law, order or decree applicable to or binding on Purchaser.

            (d) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its affiliates for which Seller will have any liability.

          7. PUBLICITY.

         The parties hereto shall consult with each other and shall use reasonable commercial efforts to mutually agree upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior thereto.

          8. CONFIDENTIALITY.

         All information with respect to Seller, the Purchased Assets and the Business shall be kept in confidence by Seller and its representatives and shall not be used in any manner by Seller or its representatives except in connection with its performance or its preparation to perform under this Agreement; PROVIDED, HOWEVER, that Seller may disclose such information to its legal and financial advisors so long as such persons agree to maintain the confidentiality of such information in accordance with this Section 8.



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          9. NON-SOLICITATION.

         Between the date of this Agreement and the second anniversary of the date hereof, Seller shall not, directly or indirectly, hire, employ or engage, or solicit for hiring, employment or engagement any employees of Seller who are offered employment by Purchaser or cause or seek to cause any such employee to leave the employ of Purchaser. Notwithstanding anything to the contrary in this
Section 9, after the six-month anniversary of the Closing Date (as defined in Section 14), Seller may hire, employ or engage Ms. Laura Dalrymple, subject only to any confidentiality or other restrictions in favor of Purchaser to which she is then bound.

          10. NON-COMPETITION.

         Between the date of this Agreement and the second anniversary of the date hereof, Seller shall not, directly or indirectly, engage in the marketing, selling or distributing, at wholesale, of any products or services presently marketed, sold or distributed by Seller, in the United States of America or Canada.

          11. TRANSITIONAL SERVICES.

         Between the date of this Agreement and the six-month anniversary of the date hereof, Seller shall (a) provide Purchaser and its representatives and agents full access to, and use of, the Leased Property during normal business hours (8:00 am until 6:30 pm) and, with Seller's prior consent, outside of normal business hours; PROVIDED that during such six-month period Purchaser shall reimburse Seller, on a monthly basis in advance, for the rent of $1,392 per month owing by Seller to the owner of the Leased Property pursuant to the lease thereof; and PROVIDED FURTHER that, in the event Seller's post-Closing employment with Purchaser is terminated for any reason, notwithstanding the foregoing, Seller shall have no obligation to provide such access for more than 30 days following the date of such termination (although Purchaser's obligation to reimburse Seller for rent, as described above, shall continue until the end of such six-month period), (b) at no additional charge, permit Purchaser to store the Purchased Assets at the Leased Property in substantially the same manner as the Purchased Assets are presently stored, (c) at no charge, provide Purchaser and its representatives and agents with reasonable assistance with respect to identifying, packaging and removing the Purchased Assets from the Leased Property, and (d) promptly remit to Purchaser on a weekly basis any payments received by Seller that are attributable to the Purchased Assets.

          12. CHANGE OF NAME.

         Seller shall, promptly following the date hereof but in no event later than the fifth business day following the date hereof, amend its certificate of incorporation to change its name so that there will be no conflict with Purchaser's using the name "East West Herbs".

          13. BULK SALES ACT.

         As promptly as practicable after the date hereof, and in any event within 30 days, Seller shall comply with the provisions of the Uniform Commercial Code - Bulk Sales Act as presently in effect in California. Seller shall prepare all documents and notices required to be provided by Seller or Purchaser in connection therewith and provide all information required in


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

connection therewith, and shall take such action as may be necessary or appropriate or requested by Purchaser to ensure that Seller and Purchaser shall have complied therewith.

          14. CLOSING; CONDITIONS.

         Subject to compliance by Seller with this Agreement, including, without limitation, Section 13 hereof, the sale and purchase of the Purchased Assets shall take place at a closing (the "CLOSING") at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10021 at 10:00 a.m. on July 31, 2002 or at such other time or on such other date or at such other place as Purchaser and Seller may agree upon in writing (the date on which the Closing takes place being the "CLOSING DATE"). The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to (i) the execution and delivery by Miller to Purchaser of a promissory note in substantially the form attached hereto as EXHIBIT A, (ii) the delivery to Purchaser of a release duly executed and delivered by Andrew Miller (as President of Seller) of all Liabilities of Seller or any of its affiliates, and
(iii) the delivery to Purchaser of other agreements, certificates and instruments as may be reasonably requested by Purchaser, any or all of which conditions may be waived in writing by Purchaser in its sole discretion.

          15. SURVIVAL.

         The several representations and warranties of the parties contained in this Agreement shall survive the closing of the transactions contemplated hereby and shall remain in full force and effect thereafter for a period of two years from the date hereof.

          16. INDEMNIFICATION.

            (a) Seller hereby agrees following the date hereof to indemnify, defend and hold Purchaser and its officers, directors, agents and affiliates harmless from and in respect of any and all costs, losses, Liabilities, obligations, damages, claims, settlements and expenses (including reasonable fees and expenses of attorneys, accountants and experts incurred in the defense or settlement of any of the foregoing and costs of enforcing the indemnity provided for herein) suffered or incurred by them ("LOSSES") that arise out of or due to (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement or any other document referred to herein, in each case as of the date made or deemed to be made or required to be true, (ii) any breach by Seller of its covenants or agreements set forth in this Agreement, or
(iii) any Excluded Liabilities.

            (b) Purchaser hereby agrees following the date hereof to indemnify, defend and hold Seller and its officers, directors, agents and affiliates harmless from and in respect of any and all Losses that they may incur after the Closing Date arising out of or due to (i) any breach of any representation or warranty made by Purchaser in or pursuant to this Agreement, as of the date made or deemed to be made or required to be true, or (ii) any breach by Purchaser of any of its covenants or agreements set forth in this Agreement.


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

          17. EXPENSES.

         Each of the parties shall bear all of costs and expenses incurred by it in connection with this Agreement, the Note or the transactions contemplated hereby or thereby except that Purchaser shall bear and be liable for all expenses associated with compliance with Section 13 hereof and all transfer, stamp, ad valorem or other taxes associated with the sale and purchase of the Purchased Assets.

          18. ASSIGNMENT.

         This Agreement may not be assigned by operation of law or otherwise by Seller.

          19. FURTHER ASSURANCES.

         Seller shall take such action, sign such documents and instruments, obtain such consents and approvals and make such filings as may be necessary or appropriate or as requested by Purchaser in order for Seller to perform its obligations hereunder or to effectively convey the Purchased Assets free and clear of all Liens.

          20. GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with the substantive laws of the State of New York or the State of California, as determined by venue, without reference to choice of law principles, and shall not be subject to the United Nations Convention on the International Sale of Goods or any similar law or treaty. The exclusive venue for the adjudication of any dispute or proceeding arising out of this Agreement, the Note or the performance hereof and thereof, if prosecuted primarily by Purchaser, shall be the courts located in Ithaca, New York, and the parties hereto each consent and submit to the jurisdiction of any court located in Ithaca, New York or any federal court located in the Northern District of New York, and, if prosecuted primarily by Seller, shall be the courts located in Oakland, California, and the parties hereto each consent and submit to the jurisdiction of any court located in Oakland, California or any federal court located in the Northern District of California.

          21. COUNTERPARTS; FACSIMILE SIGNATURES.

         This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

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



         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.


                                         EAST WEST HERBS (USA) LTD.


                                         By:    /S/ ANDREW MILLER
                                            ------------------------------------
                                         Name:  Andrew Miller
                                         Title: President



                                         PARACELSIAN, INC.


                                         By:   /S/ NORIYOSHI INOUE
                                            ------------------------------------
                                         Name:  Noriyoshi Inoue
                                         Title: President






















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